Exhibit 99.1

Joe’s Jeans Reports 2008 Third Quarter Results

LOS ANGELES, October 15, 2008 – Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the third quarter ended August 31, 2008. Highlights were:

•                  Net sales improved 16 percent to $18.2 million compared to $15.7 million in the third quarter a year ago.

•                  A year-over-year gross margin improvement of 49 percent during the third quarter, a seven percentage point increase over 42 percent in the third quarter of 2007.

•                  A record quarter of profitability with net income of $2.2 million, or $0.04 per share, compared to $913,000, or $0.02 per share in the third quarter a year ago.

•                  Opening of the first full-price Joe’s® retail store in the Bucktown neighborhood of Chicago.

Marc Crossman, President and Chief Executive Officer, commented, “We are very pleased to be reporting $18.2 million in sales and record net income of $2.2 million during the quarter. These results reflect continued sales growth and gross margin improvement as a result of increases across all of our business segments, including women’s, men’s, international and kid’s, and from the shift in our sourcing from outside of the U.S. Additionally, last week we opened our first full-price retail store in the Bucktown neighborhood in Chicago and expect to open three additional stores by the end of our fiscal year. We are pleased with the progress we made this quarter and we look forward to capitalizing on our position in the marketplace for 2009.”

For the third quarter ended August 31, 2008, net sales improved to $18.2 million from $15.7 million in the third quarter ended August 25, 2007, a 16 percent increase. Gross margins during the third quarter of 2008 were 49 percent. SG&A during the third quarter ended August 31, 2008 was $6.1 million compared to $5.3 million in the third quarter of 2007, a 15 percent increase primarily due to: higher headcount to support sales growth and additional personnel for the retail strategy; an increase in stock-based compensation expense as a result of the issuance of restricted common stock and restricted stock units during the fourth quarter of 2007 and the first quarter of 2008; an increase in distribution and shipment costs as a result of higher sales volume over the prior year period; and an increase in professional fees. The Company generated net income of $2.2 million, or $0.04 per share, during the third quarter of 2008 compared to net income of $913,000, or $0.02 per share, during the third quarter of 2007.

The Company will host a conference call to discuss its 2008 third quarter results today, October 15, 2008, beginning at 4:30 pm ET. To access the live call, please dial (800) 638-5439 (U.S.) or (617) 614-3945 (International). The conference ID number and participant passcode is 93324598 and is entitled the “Q3 2008 Joe’s Jeans Inc. Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on October 15, 2008 until 11:59 PM Eastern Time on October 29, 2008 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international)

and using the conference passcode 30358589. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks. More information is available at the company website at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions. Forward- looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, both domestically and internationally, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace, including our ability to transition to a lifestyle brand, our belief in our growth strategy, and our ability to implement our retail strategy. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Joe’s Jeans Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s expectations in the domestic and international marketplaces; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Joe’s® brand; successful implementation of the Company’s retail strategy; the ability of the Company to continue to improve its gross margins;  the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Joe’s Jeans Inc.

Hamish Sandhu

323-837-3700

JOE'S JEANS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended
	August 31, 2008	August 25, 2007
	(unaudited)

Net sales	$18,248	$15,708
Cost of goods sold	9,303	9,123
Gross profit	8,945	6,585

Operating expenses
Selling, general and administrative	6,134	5,335
Depreciation	70	91
	6,204	5,426
Operating income	2,741	1,159
Interest expense	(133)	(203)
Other expense	—	—
Income before provision for taxes	2,608	956
Income taxes	368	43
Net income	$2,240	$913

Earnings per common share - basic	$0.04	$0.02

Earnings per common share - diluted	$0.04	$0.02

Weighted average shares outstanding
Basic	59,477	43,662
Diluted	60,063	45,541